Exhibit 99.1

Company Profile
•	Founded 1982

•	Four offices — two markets

•	Redding Bank of Commerce™

•	Roseville Bank of Commerce™

•	Bank of Commerce Mortgage™
Investor Highlights
•	BOCH — NASDAQ Stock

•	5% stock dividend — 1986

•	Annual cash dividends — 1988

•	Two for one stock split — 1995

•	Three for one stock split — 1998

•	10% stock dividend — 2000

•	Three for one stock split — 2004

•	Quarterly cash dividends — Since 2005
Business Overview
Bank of Commerce Holdings (the “Holding Company”) is a financial holding company (“FHC”) registered under the Bank Holding Company Act of 1956, as amended, and was incorporated in California on January 21, 1982. The Company owns Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™.
Contact Information

Patrick J. Moty, President & CEO
Telephone (530) 722-3953
Linda J. Miles, Chief Operating Officer
Company Press Release
For immediate release:
Redding Bank of Commerce™ announces new Bank Director
REDDING, California, November 5, 2009/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $814 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ today announced the addition of Joseph Gibson to director of Redding Bank of Commerce™.
Mr. Gibson joins our Company with over 36 years of proven expertise in business management. Mr. Gibson was a teacher and Administrator for Anderson Union High School from 1973-2003 and has been an owner of SFI Insurance, Inc. since 1992. He currently serves on the Anderson Union High School Board, Shasta College Foundation Board and was president of the Anderson Rotary from 2002-2003.
“We are very excited to welcome a colleague of Mr. Gibson’s caliber, business experience and financial expertise to our Board of Directors”, said Patrick J. Moty, President & CEO.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™.
The Company is a federally insured California banking corporation and opened on October 22, 1982.
BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales.

Telephone (530) 722-3955
Samuel D. Jimenez, Chief Financial Officer
Telephone (530) 722-3952
www.bankofcommerceholdings.com
Market Data
Exchange: NASDAQ
Symbol: BOCH
Shares outstanding at 9/30/09: 8,711,495
Market Cap: $47,477,648
Recent Price : $5.72
52 week range: $3.90 — $6.60
Price/ Book (%): 98.73
SNL™ Peer Price/Book (%): 56.05
Price/Earnings (x): 18.79
SNL™ Peer Price/Earnings (x): 22.16
Dividend Yield (%): 4.40%
SNL ™ Peer average Dividend Yield(%): 0.00%
YTD Volume traded: 337,908
Insider Ownership: 26.76%
Shareholder Information
For questions regarding your share holdings:
Registrar and Transfer Company
Investor Relations
10 Commerce Drive
Cranford, NJ 0706
800-368-5948
info@rtco.com
Market Makers
Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
Hill, Thompson, Magid & Co. Inc /
R.J. Dragani
15 Exchange Place, Suite 800
Jersey City, New Jersey 07030 (201) 369-2908
Keefe, Bruyette & Woods, Inc. /
Dave Bonaccorso
101 California Street, 37th Floor
San Francisco, CA 94105 (415) 591-5063

Sandler & O’Neil /Bryan Sullivan
919 Third Avenue, 6th Floor
New York, NY 10022 (888) 383-3112

Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
   Redding, CA (800) 926-5040

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